EXHIBIT 16

                           The Orbitex Group of Funds
                Schedule of Computation of Performance Quotation

1.       Average Annual Total Return:

                  Formula:  P(1+T)n=ERV

                  T        =        average total return;

                  ERV      =        ending redeemable value of a hypothetical
                                    $1,000 payment made at the beginning of the 1, 5 or 10 year (or other) periods at the end of the applicable period (or a fractional portion thereof);

                  P        =        hypothetical initial payment of $1,000; and

                  n        =        period covered by the computation, expressed
                                    in years and portion of a year

2.       Aggregate Total Return:

                  Formula:  (ERV/P)-1



                                      C-15